GraniteShares Gold Trust S-1/A

Exhibit 8.1

August 24, 2017

GraniteShares LLC as Sponsor to GraniteShares Gold Trust 30 Vesey Street New York, New York 10007

Ladies and Gentlemen:

We are acting as special United States tax counsel to GraniteShares Gold Trust (the “Trust”) in connection with the preparation of a Registration Statement on Form S-1 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “SEC”) on the date hereof. The Registration Statement relates to the proposed issuance by the Trust, an investment trust formed on August 24, 2017 under New York law pursuant to a Depositary Trust Agreement dated August 24, 2017 between GraniteShares LLC, as sponsor (the “Sponsor”), and The Bank of New York Mellon, as trustee, of 1,500,000 shares, representing units of fractional undivided beneficial interest in the net assets of the Trust (the “Shares”).

In rendering this opinion, we have examined the Registration Statement and have reviewed and relied upon representations made to us by duly authorized officers of the Sponsor in a letter dated August 24, 2017. We have also examined such other agreements, documents and records that have been made available to us and such other materials as we have deemed relevant for purposes of this opinion. In such review and examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies and the authenticity of the originals of such latter documents.

In addition, in rendering this opinion, we have relied upon and have assumed, with your permission, the accuracy and completeness of the statements contained in the Registration Statement, and that the Trust will operate in the manner discussed in its organizational documents and the prospectus included in the Registration Statement (the “Prospectus”). You have not requested that we undertake, and we have not undertaken, any independent investigation of the accuracy of the facts, representations and assumptions set forth or referred to herein. Our opinion relies on, and is subject to, the facts, representations and assumptions set forth or referenced herein being accurate. Any inaccuracy or subsequent change in such facts, representations or assumptions could adversely affect our opinion.

The opinion expressed in this letter is based on the Internal Revenue Code of 1986, as amended, the Income Tax Regulations promulgated by the Treasury Department thereunder and judicial authority reported as of the date hereof. We have also considered the positions of the Internal Revenue Service (the “Service”) reflected in published and private rulings. Although we are not aware of any pending changes to these authorities that would alter our opinions, there can be no assurances that future legislative or administrative changes, court decisions or Service interpretations will not significantly modify the statements or opinions expressed herein. We do not undertake to make any continuing analysis of the facts or relevant law following the date of this letter or to notify you of any changes to such facts or law.

GraniteShares LLC
as Sponsor to GraniteShares Gold Trust

August 24, 2017

Based on and subject to the foregoing, it is our opinion that the discussion relating to federal income tax matters under the heading “United States Federal Income Tax Consequences” in the Prospectus, insofar as it describes statements of, and conclusions regarding, federal income tax law, and subject to the limitations and qualifications contained therein, correctly summarizes, as of the date hereof, the material federal income tax consequences that generally will apply to the purchase, ownership and disposition of the Shares by a U.S. Shareholder (as defined in the Prospectus) and certain federal income tax consequences that may apply to the investment in the Shares by a Non-U.S. Shareholder (as defined in the Prospectus).

Our opinion is limited to the specific U.S. federal income tax consequences set forth above. We do not express any opinion as to any other federal tax issues, or any state, local or foreign tax law issues. Although the discussion herein is based upon our best interpretation of existing sources of law and expresses what we believe a court would properly conclude if presented with these issues, no assurance can be given that such interpretations would be followed if they were to become the subject of judicial or administrative proceedings.

This opinion is furnished to the Sponsor solely for its benefit in connection with the filing of the Registration Statement and is not to be relied upon, quoted, circulated, published or otherwise referred to for any other purpose, in whole or in part, without our express prior written consent. This opinion may be disclosed to the holders of the Shares and they may rely on it, it being understood that we are not establishing any attorney-client relationship with any holder of the Shares. This letter is not to be relied upon for the benefit of any other person.

We hereby consent to the filing of this letter with the SEC as an exhibit to the Registration Statement and the references to this letter and to us under the heading “United States Federal Income Tax Consequences” in the Prospectus. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours, /s/ Vedder Price P.C. VEDDER PRICE P.C.